UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): May 31, 2011

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-08106	65-0829355
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor

Coral Gables, Florida 33134

(Address of principal executive offices)

N/A

(Former name or former address, if changed since last report)

Registrant’s telephone number, including area code: (305) 599-1800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 31, 2011, MasTec, Inc., a Florida corporation (“MasTec”), exercised the “accordion” option (the “Accordion”) under its Second Amended and Restated Loan and Security Agreement, dated July 29, 2008, as amended (the “Credit Facility”), with Bank of America, N.A., as administrative agent for the lenders thereunder. In connection with the exercise of the Accordion, MasTec entered into an amendment (the “Amendment”) to the Credit Facility, pursuant to which the aggregate principal amount of revolving loans available to MasTec under the Credit Facility was increased by $50.0 million, from $210.0 million to $260.0 million, subject to adjustment as provided by the terms and conditions of the Credit Facility, and Wells Fargo Bank, National Association and BankUnited were added to the lending syndicate.

The foregoing description of the Amendment is only a summary and is qualified in its entirety by reference to the full text of the Amendment, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Fifth Amendment to the Second Amended and Restated Loan and Security Agreement, dated as of July 29, 2008, by and among MasTec, Inc., certain of its subsidiaries, Bank of America, N.A., as collateral and administrative agent, and the lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.

Date: June 1, 2011	By:	/s/ C. Robert Campbell
	Name:	C. Robert Campbell
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Fifth Amendment to the Second Amended and Restated Loan and Security Agreement, dated as of July 29, 2008, by and among MasTec, Inc., certain of its subsidiaries, Bank of America, N.A., as collateral and administrative agent, and the lenders party thereto.